Exhibit 10.12

April 5, 2024

Mr. Joseph Liotine

Dear Joseph,

I am pleased to extend this offer of employment to you for the position of President, S&PS. This written employment offer confirms your compensation details and provides further background on our various plans and programs.

The following provides a summary of Aptiv’s offer:

Base Salary: We are pleased to offer you an initial base salary at an annual rate of $900,000. Your base salary will be reviewed from time to time in accordance with normal Aptiv practice.

Target Annual Incentive: You are also eligible for our annual (calendar year) incentive plan. Your target annual incentive compensation will be 125% of your base salary ($1,125,000 at target payout). The target has the potential to payout in a range of 0 - 200% depending on the company’s performance and your individual performance. For the 2024 payout in March 2025, your AIP target amount will be prorated based on your start date.

Long Term Incentive: Your annual long term incentive target will be $4,300,000. This is an equity award granted annually in February and denominated in shares. The award will be a mix of time-based Restricted Stock Units (“RSUs”) which vest annually over three years (1/3 per year) each February, and performance-based RSUs (“PRSUs”) tied to Aptiv’s performance against metrics approved by the Board each year. The performance-based shares vest at the end of the third calendar year and will be distributed per the settlement terms in your award agreement following confirmation of the company’s performance against the metrics. The RSU/PRSU mix will be 40% RSUs and 60% PRSUs for your annual target award. Aptiv has three grant cycles each year taking place in February, June, and October. The first annual grant under the Aptiv LTI plan will be awarded during the company’s next regular grant cycle following your hire date, and your first award may be prorated based on hire date.

Other Payments: Aptiv will provide a one-time grant of time-based RSUs in the amount of $3,000,000 awarded at the time of your first LTI grant. This award will vest ratably (50% per year) over 2 years on each anniversary of the grant date. In addition, you will receive a one-time signing cash bonus in the amount of $2,000,000. This bonus payment will be made to you in two payments, $1,000,000 within 45 days of hire, and $1,000,000 on the first payroll date following the one-year anniversary of your hire date. This bonus will be subject to a two-year repayment provision in the event that you voluntarily terminate your employment or are terminated with cause prior to the second anniversary of your employment date. This signing bonus is contingent upon your execution of the Bonus Repayment Agreement, a copy of which is attached.

Benefits: In addition to the compensation elements described above, you are also eligible for our benefits package. Currently, our benefit package includes a Salaried Retirement Savings Plan (401(k)) and medical, life and disability insurance. For additional details, please review the document “A Brief Look_ Executives Employees” included with this offer. You are also eligible for 20 vacation days, and 5 designated time off (DTO) days.

Relocation: Aptiv will provide you with full relocation for your move to the southeast Michigan area. The package includes services such as a household goods move, and a reasonable lump sum to aid with temporary housing and other expenses. You will be assigned a relocation counselor who will personally facilitate your move and assist with your transition needs. For additional details, please review the document “Relocation Home Sale with Guaranteed Buyout” included with this offer.

Joseph Liotine

April 5, 2024

As you would expect, all compensation will be subject to applicable tax withholding.

Other: As an executive officer, you will be subject to Aptiv’s Stock Ownership Guidelines requiring you to hold Aptiv stock in the amount of three times your current base salary. In addition, as an officer, you are covered under Aptiv’s Change in Control and Executive Severance Plans then in effect.

In accordance with Aptiv policy and contingent on your acceptance of this offer, a background verification process will be conducted. Your employment is contingent upon the results of the background verification.

Employment is also contingent upon your execution of the attached Confidentiality and Noninterference Agreement and current and continued eligibility to work in the United States. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the United States.

If you have any questions, please contact me at hande.gungor@aptiv.com.

To accept this offer, please sign and complete the info in the appropriate box below and send to me at the email address listed above.

On behalf of the entire senior leadership team, we look forward to you joining Aptiv!

Sincerely,

/s/ Hande Gungor

Hande Gungor

Senior Director, Executive Search

Enclosures

By signing below, I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Aptiv may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time. I further acknowledge and understand that my employment with Aptiv will be considered “at will,” and subject to termination at any time by Aptiv or me for any reason.

ACCEPTANCE

/s/ Joseph Liotine

Start Date (if known):

Email Address: